NONELECTIVE DEFERRED COMPENSATION AGREEMENT

Effective January 1, 2005

THIS AGREEMENT, entered into as of the first day of January, 2005, by and between Sizeler Property Investors, Inc., a Maryland corporation qualified as a real estate investment trust ("SPI"), with principal offices at 2542 Williams Boulevard, Kenner, Louisiana, and James W. Brodie, an individual residing in River Ridge, Louisiana ("Executive").

R E C I T A L

SPI wishes to provide for compensation that will become payable to Executive upon his retirement or other termination of employment with SPI, provided Executive satisfies certain conditions.

NOW, THEREFORE, SPI and Executive agree as follows:

Section 1. Definitions

1.1 The following definitions shall apply for the purposes of this Agreement:

1.2 "Agreement" shall mean the agreement set out in this document, as it may be amended from time to time.

1.3 "Account" shall mean the bookkeeping account established for Executive under this Agreement.

1.4 "Committee" shall mean the Compensation Committee of the Board of Directors of SPI.

1.5 "Designated Fair Market Value" shall mean, in the case of a listed security, the closing price on the date of reference or, if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and, in the case of an unlisted security, the mean between the bid and asked prices on the date of reference or, if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available.

1.6 "Effective Date" shall mean January 1, 2005.

1.7 "Eligible Securities and Other Property" shall mean cash; cash equivalents; stock, bonds, notes, and debentures, either listed on a national securities exchange or for which price quotations are published in newspapers of general circulation, including The Wall Street Journal; and mutual funds.

1.8 "Executive" shall mean James W. Brodie.

1.9 "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.10 "Nonelective Deferral" shall mean the amount SPI determines to credit to Executive as deferred compensation for a given year, as described in Section 2.

1.11 "Severance Agreement" shall mean the Severance Agreement entered into by and between SPI and Executive, as amended and restated effective August 3, 2000.

1.12 "SPI" shall mean Sizeler Property Investors, Inc.

Section 2. Nonelective Deferrals

2.1 With respect to each calendar year beginning with 2005, SPI shall credit Executive's Account with an amount of compensation that is to be payable to Executive in the future, subject to the further provisions of this Section 2.

SPI shall not credit any amount of deferred compensation with respect to calendar years after 2004 to the account for Executive under the Nonelective Deferred Compensation Agreement between SPI and Executive dated as of May 6, 1994.

2.2 The amount of compensation to be credited to Executive's Account with respect to a given year shall be determined by the Committee but shall not be less than $8,000. As used in this Agreement, the term "Nonelective Deferral" shall mean the amount stated in the preceding sentence or such greater amount as the Committee may, from time to time, designate as the amount to be credited to Executive's Account under this Section 2 with respect to a given year.

2.3 The Nonelective Deferral for a given year shall be credited to Executive's Account as of January 1 of that year.

2.4 Notwithstanding the amount of Nonelective Deferrals credited to Executive's Account, the amount payable to Executive under this Agreement shall be subject to the provisions of Sections 3 and 4 of this Agreement regarding the imputation of investment experience and forfeitures.

Section 3. Executive's Account

3.1 SPI shall establish on its books for Executive an Account to which Executive's Nonelective Deferrals shall be credited.

3.2 The Committee shall adjust the balance credited to Executive's Account in accordance with Sections 3.3 through 3.5 below to reflect the imputation of investment experience to the Executive's Account.

3.3 The amount credited to the Account shall be deemed to have been invested and reinvested from time to time in such Eligible Securities and Other Property as Executive shall designate. The Eligible Securities and Other Property designated by Executive shall be deemed to have been purchased, sold, or held for the Account in accordance with Executive's investment designations.

3.4 Except as provided in Section 3.5, the following principles shall apply to the adjustment of the Account:

(a) In the case of any purchase, the Account shall be charged with a dollar amount equal to the quantity and kind of each security deemed to have been purchased multiplied by the Designated Fair Market Value of such security on the date of reference and shall be credited with the quantity and kind of each security so deemed to have been purchased

(b) In the case of any sale, the Account shall be charged with the quantity and kind of each security deemed to have been sold and shall be credited with a dollar amount equal to the quantity and kind of each security deemed to have been sold multiplied by the Designated Fair Market Value of such security on the date of reference.

(c) The Account shall be charged with amounts equal to the brokerage fees and stock transfer taxes the Committee determines would have been incurred in connection with such transactions.

(d) The Account shall be credited with dollar amounts equal to cash dividends paid from time to time upon the securities deemed to be held in the Account. Dividends shall be credited as of the payment date. The Account shall similarly be credited with interest payable on interest bearing securities deemed to be held in the Account. Interest shall be credited as of the payment date, except that, in the case of the purchase of interest bearing securities, the Account shall be charged with the dollar amount of interest accrued to the date of purchase and, in the case of sales, the Account shall be credited with the dollar amount of interest accrued to the date of sale.

(e) The Account shall be equitably adjusted to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations, and other changes affecting securities and other property deemed to be held in the Account.

(f) The Account shall be reduced by the amount of any payments to Executive and his beneficiaries and by the amount of any forfeitures under this Agreement.

(g) As of any given date, the securities and other property deemed held in the Account shall be valued at their Designated Fair Market Value.

3.5 SPI may, but shall not be required to, purchase, hold, or dispose of any of the securities or other property designated by Executive. If SPI does elect to purchase, hold, and dispose of such securities and other property in a manner that parallels Executive's investment designations, or if SPI causes any trust described in Section 6.3 to do so, the following principles shall apply to the adjustment of the Account.

(a) Purchases; sales; receipts of dividends, interest, and other amounts of income and proceeds of sales with respect to such securities and other property; disbursements including payments of expenses, payments to Executive and his beneficiaries, and forfeitures under this Agreement; and other transactions with respect to such securities and other property shall be reflected in the Account at their actual dollar amounts on a cash or accrual basis, as the Committee determines appropriate.

(b) The Account shall be charged with brokerage fees, brokerage account expenses, and stock transfer taxes with respect to such transactions, but with no other costs or expenses except such reasonable costs and expenses as SPI or a trustee described in Section 6.3 incurs to secure, protect, or enforce its rights in or to collect income with respect to such securities and other property, provided that similar costs and expenses would be incurred by a prudent investor familiar with such matters acting under like circumstances, and provided further that fees and expenses paid to a trustee described in Section 6.3 shall not be charged against the Account.

(c) As of any given date, the securities and other property held with respect to the Account shall be valued at their Designated Fair Market Value, or, if SPI or a trustee has engaged a custodian or brokerage firm to hold such securities and other property, at their fair market value as determined by the custodian or brokerage firm in the normal course of its business.

(d) Notwithstanding any other provision of this Agreement, to the extent the Company or a trustee does purchase any of the securities or other property designated by Executive, the same shall remain the sole property of the Company, or the trustee, subject to the claims of the Company's general creditors, and shall not be deemed to form part of the Account.

3.6 The Committee shall, on a periodic basis, deliver to Executive a written report of the adjusted value of the Executive's Account. The report shall show all deemed transactions occurring with respect to securities and other property deemed to be credited to the Account, including the deemed purchase, collection, and sale of investments, the income, gains, and losses deemed realized, the cost and fair market value of all securities and other property deemed to be on hand at the close of the period, and all disbursements deemed made during the period including payment of expenses, payments to Executive and his beneficiaries, and forfeitures under this Agreement.

(a) The report may be delivered to the Executive personally or by mail; delivery shall be complete five days after mailing. Upon the expiration of 30 days from the completion of the delivery of such report, the acts, transactions, adjusted value, and all other matters reflected in the report shall be deemed accepted by and conclusive and binding upon Executive, his beneficiaries, and his estate, except with respect to any matter with respect to which Executive has objected in writing to the Secretary of SPI within such 30-day period.

(b) If SPI or a trustee has engaged a custodian or brokerage firm to hold securities and other property acquired with respect to the Account, an accounting or report by such custodian or brokerage firm shall be deemed to be the Committee's report for purposes of this Agreement, except to the extent the Committee may inform Executive otherwise.

3.7 The Committee shall promulgate rules governing the manner in which Executive may make investment designations with respect to his Account, the frequency with which changes in investment designations may be made, and the time at which such designations and changes will be given effect.

3.8 Any payment to be made or amount to be forfeited under this Agreement shall be based on the adjusted value of the Executive's Account as of the business day immediately preceding payment or forfeiture.

Section 4. Vesting and Forfeitures

4.1 Subject to Sections 4.2, 4.3, and 4.4, below, Executive's interest in his Account shall become vested at the rate of 0.8333 percent for each completed calendar month of Executive's employment with SPI, beginning with January, 1994. Executive's vested interest in his Account shall be recalculated at the end of each calendar month and shall be expressed as a percentage rounded to the nearest hundredth of one percent. For example:

If the date of Executive's termination of employment is:	His vested interest in his Account will be:
January 1, 2005 December 31, 2005	100.00 percent 100.00 percent

4.2 Notwithstanding any other provision of this Agreement, should SPI terminate Executive's employment upon a determination by its Board of Directors that Executive has breached or neglected his duties to SPI, then Executive shall forfeit completely an amount from his Account equal to the Nonelective Deferral credited to the Account as of January 1 of the year of the termination. Executive's Account balance shall be reduced by the forfeiture required by this Section 4.2 before the application of the forfeiture provisions of Section 4.5.

4.3 Executive's interest in his Account shall automatically become fully vested upon Executive's death or disability, in either case while Executive is in the employ of SPI. Executive shall be considered disabled for purposes of this Agreement upon his qualification for benefits under any long term disability arrangement or policy maintained with respect to Executive's employment with SPI.

4.4 Executive's interest in his Account shall automatically become fully vested upon the termination of Executive's employment with SPI under such circumstances and at such time as would, under the terms of Executive's Severance Agreement with SPI, entitle Executive to a Severance Benefit as defined in paragraph 6.3.2 of the Severance Agreement. This Section 4.4 shall apply whether or not the Severance Agreement remains in effect on the date of the termination of Executive's employment with SPI. Paragraph 6 of the Severance Agreement is attached as an appendix to this Agreement.

4.5 Upon the termination of Executive's employment with SPI before his interest in his Account is fully vested, Executive shall forfeit that portion of his Account in which his interest is not vested, and the balance credited to his Account shall be reduced accordingly.

4.6 Unless specifically amended by a written agreement executed by Executive and on behalf of SPI, this Section 4 shall continue to apply should Executive's employment with SPI continue notwithstanding the termination of this Agreement.

Section 5. Terms of Payment

5.1 Executive's vested interest in the amount credited to his Account shall be payable in accordance with this Section 5.

5.2 If Executive's employment with SPI terminates for any reason other than death, Executive shall be entitled to payment of his vested interest in his Account in whichever of the following forms Executive elects:

(a) Lump sum. Payment shall be made as soon as practicable following the termination of Executive's employment with SPI.

(b) Annual installments over a number of years elected by Executive but not to exceed ten years. Annual installment payments shall begin as soon as practicable following the termination of Executive's employment with SPI. The amount of each payment shall be calculated in a manner that the Committee in its discretion determines should result in approximately equal annual installments over the entire payment period.

5.3 Executive shall elect the form of payment within 30 days of the execution of this Agreement by filing with the Secretary of SPI a completed and executed election in the form prescribed by the Committee. Executive may not change or revoke an election made under this Section 5, except to the extent such change or revocation would not cause this Agreement to fail to meet the requirements of section 409A of the Internal Revenue Code. Should Executive not make an election within such 30-day period, Executive shall be deemed to have elected a lump sum payment.

5.4 Upon Executive's death before full payment of his vested interest in his Account has been made or begun, Executive's vested interest in his Account shall be paid or continue to be paid to the Executive's designated beneficiary in the form elected under Sections 5.2 and 5.3 above; provided, however, that Executive may elect, at the time and the manner described in Section 5.3 above, a different form of payment for amounts payable on account of Executive's death.

5.5 Executive may designate one or more primary and contingent beneficiaries to receive any amounts payable under this Agreement on his death. The designation of beneficiary shall be made in writing, shall not be effective unless filed with the Secretary of SPI before Executive's death, and may be changed or revoked at any time without notice to any beneficiary by the filing of a subsequent designation with the Secretary. If Executive designates more than one beneficiary, each shall share equally unless Executive specifies a different allocation or preference. If Executive fails to designate a beneficiary, or should no designated beneficiary survive him, payment shall be made to Executive's estate.

If a beneficiary entitled to payment should die after Executive's death but before receiving payment of the entire amount payable to him, the balance of any amounts payable shall be paid when due to the surviving beneficiary or beneficiaries designated by Executive in accordance with Executive's beneficiary designation. If there should be no designated beneficiaries surviving, the balance of such payments shall be paid when due to the executor or administrator of the last beneficiary to die.

5.6 Payments under this Agreement shall be subject to any applicable tax withholding as required under federal, state, and local law.

5.7 Notwithstanding any contrary provision of this Section 5, Section 9.1, or Section 9.2:

(a) If the termination of Executive's employment with SPI does not qualify as a separation from service, as that term is used under section 409A of the Internal Revenue Code, and the Executive is not disabled, as that term is defined under section 409A of the Code, then payment under Section 5.2 shall not be made or begin before Executive's separation from service with SPI.

(b) If Executive is a specified employee for purposes of section 409A of the Code, payment under Section 5.2 shall not be made or begin before the date that is six months after the date of Executive's separation from service, unless Executive dies before such date.

(c) The time or schedule of any payment under this Agreement may not be accelerated except to the extent such acceleration would not cause this Agreement to fail to meet the requirements of section 409A of the Internal Revenue Code.

SPI and Executive intend that this Agreement meet the requirements of section 409A of the Code for the deferral (until payment) of the income taxation of the compensation for which this Agreement provides, and this Agreement shall be construed accordingly. To the extent this Agreement is more restrictive than necessary to meet the requirements of section 409A of the Code, SPI and Executive reserve the right to amend this Agreement, provided such amendment would not cause the Agreement to fail to meet those requirements.

Section 6. Source of Payments

6.1 SPI shall not establish any special fund nor issue any notes or securities with respect to Executive's Account. Any credit entries made to Executive's Account constitute a mere promise by SPI to make payments to Executive, his beneficiary, or his estate subject to and in accordance with this Agreement, from the general assets of SPI, when the payments become due.

6.2 Nothing contained in this Agreement shall create a trust or create a fiduciary relationship of any kind between SPI and Executive. To the extent that any person acquires a right to receive payments from SPI under this Agreement, such right shall be no greater than the right of any unsecured general creditor of SPI.

6.3 SPI may, in its discretion, enter into an agreement with a trustee and establish a trust to which SPI may make contributions, with the intent that the assets of the trust would assist SPI in meeting its obligations under this Agreement. However, the assets of any such trust shall be subject to the claims of SPI's creditors.

6.4 SPI and Executive acknowledge it is their intent and they agree that for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of the Internal Revenue Code of 1986, as amended, and for all other purposes, this Agreement and any trust that SPI may establish in connection with this Agreement constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for an individual who is a member of a select group of management or highly compensated employees.

Section 7. Prohibition Against Assignment

7.1 Except to the extent required by law, the right of Executive or any beneficiary to payment of Executive's vested interest in his Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or beneficiary.

Section 8. Amendment and Termination

8.1 This Agreement may be amended or terminated at any time by resolution of the Board of Directors of SPI, but no such amendment or termination shall adversely affect Executive's rights with respect to the amounts previously credited to his Account.

8.2 This Agreement shall terminate automatically, and Executive's interest in his Account shall become fully vested, upon the liquidation or dissolution of SPI. Payment of Executive's Account shall be made to him or, if Executive is deceased, his beneficiary, in a lump sum as soon as practicable following such liquidation or dissolution.

Section 9. Dispute Resolution

9.1 Executive and SPI agree that if any claim, dispute, or controversy ("Dispute") arises with respect to the interpretation or operation of this Agreement and if the Dispute cannot be resolved by negotiation, they will attempt in good faith to resolve the Dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to litigation or some other dispute resolution procedure. If either party initiates mediation by filing with the AAA a submission to mediation or a written request for mediation, the expense of the initial AAA filing fee paid by the initiating party will be shared equally by both parties.

9.2 No party shall commence litigation to resolve a Dispute unless mediation has occurred. If litigation occurs, the parties agree that the litigation will be initiated and conducted in courts of the State of Louisiana within Jefferson Parish or, if federal courts have jurisdiction over the dispute, in the United States District Court for the Eastern District of Louisiana.

9.3 SPI shall pay to Executive an amount equal to all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that it is determined that Executive is entitled to payment under this Agreement by a final judgment, order, or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected).

Section 10. Miscellaneous

10.1 Nothing contained in this Agreement shall be deemed to create a contract of continuing employment between SPI and Executive.

10.2 The Committee shall administer this Agreement in accordance with the Agreement's terms and shall have full power and authority necessary or appropriate for carrying out its duties. The Committee shall have the full power to establish any rules and procedures it finds appropriate for the administration of this Agreement. The Committee may correct any defect or reconcile any inconsistency in the Agreement to the extent the Committee finds it necessary to carry out the purposes of the Agreement. The Committee shall have full power and authority to interpret the Agreement and to decide all matters arising in connection with the administration of the Agreement. In exercising its power and authority, the Committee shall have complete discretion and its determinations shall be final.

10.3 Neither SPI nor the Committee nor any trustee described in Section 6.3 shall have any duty to question any investment designations of Executive or to make recommendations to Executive with respect to investment designations. Neither SPI nor the Committee nor any trustee described in Section 6.3 shall be liable for any reduction in the amount credited to Executive's Account that is the result of Executive's investment designations or a failure of Executive to make or change an investment designation.

Notwithstanding any other provision of this Agreement, Executive's investment designation shall not be given effect if the Committee in its discretion determines that such an investment would be unlawful or impracticable if actually made by SPI or a trustee or that such designation does not involve Eligible Securities and Other Property.

10.4 The provisions of this Section 10.4 shall apply notwithstanding any contrary provisions of Section 3.

(a) Upon Executive's death, Executive's beneficiary or beneficiaries to the extent of their interests, or, if Executive fails to designate a beneficiary or no beneficiary survives him, the executor or administrator of Executive's estate, shall succeed to Executive's right to make investment designations with respect to the Account, and all references to Executive in Section 3 and Section 10.3 shall be interpreted as references to the beneficiary, beneficiaries, executor, or administrator, as appropriate.

(b) If, in the Committee's opinion, Executive or a beneficiary entitled to make investment designations under this Agreement is under a legal disability or incapacitated in any way so as to be unable to manage his financial affairs, and if the Committee determines that a legal representative of Executive or his beneficiary is authorized to make such designations on behalf of Executive or his beneficiary, then such legal representative shall be considered the Executive or beneficiary for all purposes of Section 3 and Section 10.3.

(c) If, in the situation described in paragraph (b) (involving the Executive's legal disability or incapacity), the Committee determines that no legal representative is authorized to make such designations on behalf of Executive or his beneficiary, then neither the Committee nor SPI nor any trustee shall be under any obligation to take any action with respect to the investment designations in effect with respect to the Account. However, in such a situation, the Committee may, from time to time, in its discretion, make investment designations on the Executive's behalf, but only from among the following types of Eligible Securities and Other Property: certificates of deposit or interest bearing accounts in banks, savings banks, or savings and loan associations; obligations of the United States government and obligations guaranteed as to principal and interest by the United States government; obligations of a state, a territory, or a possession of the United States, or of any political subdivision of any of the foregoing, or of the District of Columbia; commercial paper, maturing and becoming due and payable within nine months of the date of purchase, and rated either Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation; and cash deposit accounts. Neither the Committee, SPI, nor any trustee shall be liable to Executive, his beneficiary, or his estate for taking no action with respect to investment designations in effect with respect to the Account or for taking the action described in the preceding sentence.

10.5 No provision of this Agreement may be modified, waived, or discharged except by an instrument in writing executed by Executive and an authorized officer of SPI. A waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement.

10.6 The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of Louisiana, without regard to the principles of conflicts of law.

10.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect.

10.8 This Agreement shall be binding on and inure to the benefit of SPI, its successors and assigns, Executive, and Executive's heirs, executors, administrators, and legal representatives.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

SIZELER PROPERTY INVESTORS, INC.

By /s/ Thomas A. Masilla, Jr.

Thomas A. Masilla, Jr., President

/s/ James W. Brodie

James W. Brodie

NONELECTIVE DEFERRED COMPENSATION AGREEMENT

Appendix

6. Change in Control.

6.1 Definitions. For the purposes of this paragraph 6 and paragraph 7, the following definitions shall apply:

6.1.1 "Adverse Circumstances" shall mean any of the following sets of circumstances surrounding the termination of Executive's employment with SPI after a Change in Control:

6.1.1(A) The termination or notice of termination of Executive's employment with SPI without Breach of Duty.

6.1.1(B) The assignment to Executive of any duties inconsistent with his status as an executive of SPI, the removal of Executive from the position he held before the Change in Control of SPI, or a substantial diminution in the nature or status of Executive's responsibilities from those in effect immediately before the Change in Control.

6.1.1(C) A reduction by SPI in Executive's annual base salary as in effect on the date immediately before the Change in Control or as the same may be increased from time to time.

6.1.1(D) Either the relocation of the executive office of SPI or the relocation of Executive's individual office in Kenner, Louisiana, to a location outside of the New Orleans Standard Metropolitan Statistical Area (SMSA) so as to require Executive to be based anywhere other than in the New Orleans SMSA except for required travel on the business of SPI and its Subsidiaries to an extent substantially consistent with Executive's present business travel obligations.

6.1.2 "Breach of Duty" shall mean a determination by two-thirds of SPI's Continuing Directors of Executive's willful breach of duty in the course of his employment that is demonstrably and materially injurious to SPI, monetarily or otherwise, or that Executive neglected his employment duties. For purposes of this paragraph 6, no act, or failure to act, on Executive's part shall be deemed willful unless done, or omitted to be done, in bad faith and without Executive's reasonable belief that the action or omission was in the best interest of SPI. Notwithstanding the foregoing, Executive's employment shall not be deemed to have terminated for Breach of Duty unless and until there shall have been delivered to him a copy of a resolution duly adopted by the requisite vote of the Continuing Directors at a meeting of the Continuing Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Continuing Directors), finding that in the good faith opinion of the Continuing Directors Executive was guilty of conduct set forth above in this paragraph 6.1.2 and specifying the particulars of such conduct in detail.

6.1.3 "Change in Control" shall mean:

6.1.3(A) On or after the date of execution of this agreement, any person (which, for all purposes this paragraph 6, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or that becomes the beneficial owner, directly or indirectly, of securities of SPI representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25 percent or more of the combined voting power of SPI's then outstanding securities; provided that for the purposes of this agreement, (i) "voting power" means the right to vote for the election of directors, and (ii) any determination of percentage of combined voting power shall be made on the basis that all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group that are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants, or other rights that may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and no such convertible securities have been converted by any other Person and no such options, warrants, or other rights have been exercised by any other Person and provided further that "Person" shall not include SPI, any Subsidiary of SPI, any employee benefit plan of SPI or any Subsidiary of SPI, any entity holding shares of Common Stock organized, appointed, or established by SPI or any of its Subsidiaries for or pursuant to the terms of any such plan, Sidney W. Lassen, together with his spouse, descendants, and any trust established for the benefit of Sidney W. Lassen, his spouse, and descendants or any one or more of them, or SRC; or

6.1.3(B) at any time subsequent to the date of execution of this agreement there shall be elected or appointed to the Board any director or directors whose appointment or election to the Board or nomination for election by SPI's stockholders was not approved by a vote of at least a majority of the directors then in office who were directors on the date of execution of this agreement or whose election or appointment or nomination for election was previously so approved ("Continuing Directors"); or

6.1.3(C) a reorganization, merger, consolidation, combination, corporate restructuring, or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding SPI voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of SPI and any resulting Parent in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding SPI voting securities.

6.1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

6.1.5 "Common Stock" shall mean the common stock, par value $.01 per share, of SPI.

6.1.6 "Continuing Director" shall have the meaning given in paragraph 6.1.3(B).

6.1.7 "Parent" shall mean any entity that directly or indirectly through one or more entities owns or controls more than 50 percent of the voting stock or Common Stock of SPI.

6.1.8 "Subsidiary" shall mean any entity 50 percent or more of the equity securities of which is owned or controlled, directly or indirectly, by SPI.

6.2 Effect of Change in Control. Paragraph 6.3 shall apply to determine SPI's and Executive's rights and obligations under this agreement if Executive's employment with SPI terminates other than by reason of death or Disability (as defined in paragraph 5.1.4) within 24 months following a Change of Control of SPI and either (i) this agreement has not been terminated before such termination of employment, or (ii) SPI had terminated this agreement under paragraph 5.1.1(B) coincident with or following the Change in Control.

6.3 Rights and Obligations upon Termination of Employment Other Than by Reason of Death or Disability Following a Change in Control of SPI. The following provisions shall apply under the circumstances described in paragraph 6.2:

6.3.1 Should SPI terminate Executive's employment for Breach of Duty or should Executive's employment with SPI terminate under circumstances other than those described above as Adverse Circumstances, SPI shall pay Executive's base salary through the date of termination of employment at the rate in effect at the time notice of termination is given and shall pay any amounts to which Executive is entitled at date of termination of employment under any other compensation plans, programs, or agreements then in effect, and SPI shall have no further obligations to Executive under this agreement.

6.3.2 Should Executive's employment with SPI terminate under circumstances described above as Adverse Circumstances, then Executive shall be entitled to the payments and benefits described in paragraphs 6.3.2(A) through 6.3.2(E) (the "Severance Benefit") and in paragraph 7, in lieu of any other rights or benefits under this agreement.

6.3.2(A) SPI shall pay to Executive his base salary through the date of termination of employment at the rate in effect at the time notice of termination is given plus an amount of Executive's normative bonus or award under the incentive plan in effect for the fiscal year in which the date of termination occurs, which amount shall be proportionate to the part of the fiscal year elapsed by the date of termination. If the incentive plan is based on a measure of performance such as funds from operations, the normative bonus shall be based on projected performance for the fiscal year in which the date of termination occurs, which, for the purposes of this paragraph 6, shall be calculated by annualizing actual performance measured to the date immediately preceding the date of termination or, if the date of termination occurs in the same year as the Change in Control and if it would result in a larger amount payable, by annualizing actual performance measured to the date immediately preceding the Change in Control. Payment shall be made no later than the fifth business day following the date of termination. SPI shall also pay to Executive all other amounts to which Executive is entitled at the date of termination of employment under any compensation plans, programs, or agreements then in effect. For purposes of this agreement, a "business day" means a day that is not a Saturday, Sunday, or legal holiday on which banks may remain closed in New Orleans, Louisiana.

6.3.2(B) SPI shall also pay to Executive a severance payment (the "Severance Payment") that will equal three times the total of: (i) the base annual salary payable to Executive at the rate in effect on the date of Change in Control or notice of termination of employment, whichever is greater, (ii) one-half of the total amount that was, during the 24-month period preceding the Change in Control or date of termination, whichever is greater, credited to Executive as a nonelective deferral under any deferred compensation arrangement between SPI and Executive, (iii) one-half of the total amount of any bonuses or awards paid to Executive as an employee of SPI during the 24-month period preceding the date of Change in Control or date of termination, whichever is greater, including any bonus or award paid in the forms of shares of Common Stock of SPI, but excluding any bonus or award paid in the form of options relating to securities of SPI; and (iv) the amount SPI would contribute for Executive for a full year to the qualified defined contribution plans maintained by SPI as in effect immediately before the Change in Control (or, if it would result in a larger amount payable, immediately before the date of termination), assuming Executive's pay for the year were equal to the sum of the base salary taken into account under clause (i) plus the amount of bonus or award taken into account under clause (iii), and Executive elected to make the maximum deferral contribution allowable under the plans for the year (without regard to the actual deferral percentage test). For the purposes of the preceding sentence, shares of Common Stock of SPI shall be taken into account at their value on the date of the bonus or award as determined under the terms of the plan under which the bonus or award was paid or, if the plan does not provide for such a valuation, as determined in good faith by the Board of Directors of SPI; and if Executive was not in the employ of SPI for a full 24 months preceding the date of termination, the amounts taken into account under clauses (ii) and (iii) of the preceding sentence shall be, rather than one-half of the 24 month total, the full amount paid or credited, as applicable, during the 12 month period preceding the Change in Control or date of termination, whichever is greater under the given case. SPI shall pay the Severance Payment in a lump sum no later than the fifth business day following the date of termination.

6.3.2(C) SPI shall also pay to Executive an amount equal to all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement, whether or not Executive is successful).

6.3.2(D) SPI shall arrange to provide Executive with life, disability, accident, and health insurance benefits substantially similar to those Executive was receiving or entitled to receive from SPI immediately before termination (including, if applicable, family health insurance coverage); such provision shall continue until the expiration of the 36-month period following the date of termination of Executive's employment or until, if earlier, the date upon which Executive becomes eligible for comparable benefits in connection with subsequent employment. If such coverage is not available under plans maintained by SPI, SPI shall reimburse Executive for his reasonable cost of securing comparable coverage, up to a maximum of $30,000 per year for health insurance coverage and $20,000 per year for all other coverage; to the extent such reimbursement results in taxable income for Executive in excess of the taxable income Executive would have recognized upon receipt of the underlying benefits as an employee of SPI (the "Excess Taxable Income"), SPI shall pay to Executive an additional amount equal to the income and payroll tax liability Executive incurs with respect to the Excess Taxable Income and his receipt of the additional amount. SPI shall pay the additional amount with respect to Excess Taxable Income for a given calendar year no later than the January 10 following that year.

6.3.2(E) SPI shall pay or reimburse Executive for his reasonable expenses not in excess of $20,000 incurred in his employment search, which may include rental of an office, secretarial support, photocopying, telephone, and other miscellaneous expenses and fees of an employment search advisor; provided however, SPI shall not pay or reimburse Executive for expenses incurred after the earlier of the month in which Executive secures employment and the 24th month following the date of termination.

6.4 Termination of Agreement; Survival of Certain Terms. To the extent it has not terminated earlier under paragraph 5.1.1(B), this agreement shall terminate on the date of the termination of Executive's employment under circumstances to which this paragraph 6 applies, subject to the survival of the provisions of paragraphs 6.3, 8, 10, and 15.